                                                                   Exhibit 10.34



                         UNITED WISCONSIN SERVICES, INC.

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                         UNITED WISCONSIN SERVICES, INC.

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS




Section                                                                                          Page
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                      Article I.  Purpose, Definitions and Construction
                      -------------------------------------------------
1.1      Purpose                                                                                   1
1.2      Definitions                                                                               2
            (a)   Administration Committee                                                         2
            (b)   Administrative Delegate                                                          2
            (c)   Adoption Agreement                                                               2
            (d)   Beneficiary                                                                      2
            (e)   Company                                                                          3
            (f)   Deferral Account                                                                 3
            (g)   Deferral Contributions                                                           3
            (h)   Deferral Form                                                                    3
            (i)   Disability                                                                       3
            (j)   Distribution Date                                                                4
            (k)   Effective Date                                                                   4
            (l)   Insolvency                                                                       4
            (m)   Participant                                                                      4
            (n)   Plan                                                                             4
            (o)   Plan Year                                                                        4
            (p)   Trust                                                                            4
            (q)   Trust Agreement                                                                  5
            (r)   Trustee                                                                          5
1.3      Gender and Number                                                                         5
1.4      Headings                                                                                  5
1.5      Plan Provisions Controlling                                                               5
1.6      Severability                                                                              5
1.7      Applicable Law                                                                            6


                                                        (i)


                      Article II. Deferral Elections, Contributions and Accounting Procedures
                      -----------------------------------------------------------------------

2.1      Availability of Deferral Election                                                         6
2.2      Maintenance of Separate Deferral Accounts                                                 6
2.3      Treatment of Amounts Deferred                                                             6
2.4      Irrevocability and Nonassignability of Deferrals                                          7
2.5      Accounting Procedure                                                                      7
2.6      Assumption of Prior Plan Liabilities                                                      8

                                    Article III. Deferred Compensation Payments

3.1      Eligibility for Deferred Compensation                                                     8
         (a)  Retirement or Termination                                                            8
         (b)  Disability                                                                           8
         (c)  Death                                                                                8
3.2      Amount and Method of Payment of Deferred Compensation                                     9

                                              Article IV. Trust Fund

4.1      Establishment of Trust                                                                    11

                                             Article V. Administration

5.1      Committee to Administer Plan                                                              12
5.2      Claims Procedure                                                                          12

                                             Article VI. Miscellaneous

6.1      Employment Rights                                                                         13
6.2      Absence of Liability                                                                      13
6.3      Amendment and Termination                                                                 13
6.4      Company Not an Advisor                                                                    14



                                      (ii)

                         UNITED WISCONSIN SERVICES, INC.

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS


                Article I. Purpose, Definitions and Construction

         Section 1.1 Purpose - United Wisconsin Services, Inc., formerly Newco/UWS, Inc. (the "Company"), acting for itself and on behalf of its subsidiaries, hereby adopts this Deferred Compensation Plan for Directors (the "Plan") and separate Trust to permit members of the Board of Directors of the Company (the "Board") who are not employees of the Company or any of its subsidiaries ("Directors") to defer a portion of the compensation payable to Directors for services as a Director, including the retainer, meeting fees, and other fees payable in connection with his Board and committee responsibilities ("Fees") and to have such deferred Fees held in the separate Trust.

         The Plan is being created in connection with the distribution by the corporation formerly known as United Wisconsin Services, Inc. (currently American Medical Security Group, Inc.), of shares in the Company in connection with the spin-off of the managed care and specialty products business to the Company and the assumption by the Company of the United Wisconsin Services, Inc. name. The Company is assuming certain of the Adoption Agreements, Deferral Forms and Beneficiary Designation Forms in effect on the Distribution Date. Further, the Company is assuming certain obligations of the corporation formerly known as United Wisconsin Services, Inc. (currently American Medical Security Group, Inc.) under the United Wisconsin Services, Inc. Deferred Compensation Plan for

Directors dated December 1, 1995 (the "Prior Plan").

         It is intended that the Plan and the Trust shall constitute, and shall be construed and administered as, an unfunded plan of deferred compensation within the meaning of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code"). The Plan and Trust are not intended to be qualified under Section 401(a) of the Code.

         Section 1.2 Definitions - For purposes of this Plan, the following words and phrases shall have the meanings set forth below unless a different meaning is plainly required by the context.

                  (a) Administration Committee - means the Company's Employee Benefits Committee -- herein called the "Committee". Each member of the Committee shall serve without remuneration, but shall be reimbursed for expenses incurred in the performance of his duties.

                  (b) Administrative Delegate - means one or more persons or institutions to whom the Administrative Committee has delegated certain administrative functions pursuant to a written agreement.

                  (c) Adoption Agreement (or Agreement) - means the separate Adoption Agreement between a Participant and the Company, which forms a part of the Plan, under which the Company has agreed to allow the Participant to participate in the Plan and under which the Participant has agreed to his participation in the Plan on the terms set forth herein.

                  (d) Beneficiary - means the person or persons designated by a Participant in his most recent Beneficiary Designation Form to receive payments under the Plan in the event of the Participant's death; provided that if the Participant has failed to designate a Beneficiary, or if all designated Beneficiaries predecease the Participant, any remaining distribution due under the Plan shall be payable to the Participant's surviving spouse or, if none, to his surviving issue per stirpes or, if none, then to his estate.

                  (e) Company - means United Wisconsin Services, Inc., a Wisconsin corporation until the Effective Date formerly known as Newco/UWS, Inc., a Wisconsin corporation, acting for itself and on behalf of its subsidiaries, and any successor thereto which assumes the rights and obligations of the Company under the Plan and Trust Agreement.

                  (f) Deferral Account - means the account maintained for a Participant to record the total of his deferred compensation under the Plan and any adjustments relating thereto.

                  (g) Deferral Contributions - means contributions to the Trust which are made by the Company pursuant to this Plan and the then current Deferral Form.

                  (h) Deferral Form - means a Participant's then current Deferral Election Form, if any, to be executed by the Participant prior to the deferral of any Fees specifying the percentage or dollar amount of Fees to be deferred during the upcoming Plan Year. The Deferral Form shall remain in effect until revoked or amended to reduce the percentage or dollar amount of the deferral for amounts not yet earned.

                  (i) Disability - means such total and permanent physical or mental disability as, in the Committee's sole and absolute discretion, would prevent the Participant from engaging in substantially gainful service as a member of the Board.

                  (j) Distribution Date - means the date on which the distribution, by the corporation formerly known as United Wisconsin Services, Inc., of shares in the Company occurs in connection with the spin-off of the managed care and specialty products business to the Company and the assumption by the Company of the United Wisconsin Services, Inc. name.

                  (k) Effective Date - means the Distribution Date.

                  (l) Insolvency - means (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Company is determined to be insolvent by the Wisconsin Commissioner of Insurance.

                  (m) Participant - means a person who is one of the Directors who, by having executed an Adoption Agreement with the Company, is participating in the Plan. Such person shall cease to be a Participant after his membership on the Board terminates, or the balance in his Deferral Account is reduced to zero ($0), whichever is later.

                  (n) Plan - means the United Wisconsin Services, Inc. Deferred Compensation Plan for Directors as set forth herein.

                  (o) Plan Year - means the twelve (12) month period adopted under this Plan for reporting purposes, which is the period commencing on January 1 and ending on December 31.

                  (p) Trust - means the United Wisconsin Services, Inc. Voluntary Deferred Compensation Trust and the entire Trust estate as it may, from time to time, be constituted, including but not limited to Deferral Contributions, investments, income from any and all investments and any and all other assets, property or money received by or held by the Trustee for the uses and purposes of the Trust.

                  (q) Trust Agreement - means the separate agreement between the Company and the Trustee under which the Trust is established and maintained.

                  (r) Trustee - means the individual or individuals or entity or entities appointed by the Committee to administer the Trust; provided that an individual who is a Participant or the Chief Executive Officer of the Company may not be a Trustee.

         Section 1.3 Gender and Number - Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and the definition of any term herein in the singular shall also include the plural.

         Section 1.4 Headings - The headings of the various Articles, Sections and Subsections are inserted for convenience of reference and are not to be regarded as part of this Plan or as indicating or controlling the meaning or construction of any provision.

         Section 1.5 Plan Provisions Controlling - In the event the terms or provisions of the Trust Agreement or of any summary or description of the Plan or of any other instrument, agreement, or document are in any construction interpreted as being in conflict with the provisions of the Plan as herein set forth, the provisions of the Plan shall be controlling.

         Section 1.6 Severability - In the event any provision of the Plan shall be held illegal or invalid for any reason, this illegality or invalidity shall not affect the remaining provisions of the Plan, and such remaining provisions shall be fully severable and the Plan shall, to the extent practicable, be construed and enforced as if the illegal or invalid provision had never been inserted therein.

         Section 1.7 Applicable Law - Subject to the intent that the Plan and Trust be unfunded and non-qualified as provided in Section 1.1, the provisions of the Plan shall be construed in accordance with the laws of the State of Wisconsin, except to the extent, if any, preempted by federal law.

     Article II. Deferral Elections, Contributions and Accounting Procedures

         Section 2.1 Availability of Deferral Election - The Company shall make available to Directors a Deferral Form which may be used by the Participant to designate for deferral a portion of the Fees he anticipates receiving from the Company. All amounts elected to be deferred by a Participant shall be subject to the terms and conditions of this Plan. No requested deferral shall be effective for any period of time unless the appropriate Deferral Form is completed and filed with the Committee prior to the payment of any Fees for which the deferral is elected.

         Section 2.2 Maintenance of Separate Deferral Accounts - If not done by the Company, the Trustee shall create and maintain adequate records to disclose the interest in the Trust of all Participants. Such records shall be in the form of separate, individual Deferral Accounts, and credits and charges shall be made thereto in the manner described in this Plan. The maintenance of individual Deferral Accounts for Participants is only for accounting purposes and a segregation of the assets of the Trust Fund to each account shall not be required. Distribution made from an account shall be charged to that account as of the date paid.

         Section 2.3 Treatment of Amounts Deferred - Upon execution and filing by the Participant of an effective Deferral Form, the Company shall make a Deferral Contribution to such Participant's Deferral Account to be deposited in the Trust no later than thirty (30) days after the date on which the Participant would have otherwise been entitled to receive the amount to be contributed by the Company except for the Participant's election pursuant to this Plan and the Deferral Form.

         Section 2.4 Irrevocability and Nonassignability of Deferrals - All amounts credited to a Participant's Deferral Account shall be treated as having been irrevocably deferred and no payment based on such amounts may be received except in accordance with the eligibility requirements, terms and conditions of this Plan. Neither the Participant nor any Beneficiary shall have any right or ability to alienate, sell, transfer, assign, pledge, encumber or submit to garnishment, execution or levy, either voluntarily or involuntarily, any amount due or expected to become due under this Plan. Amounts due under this Plan shall be paid, transferred, delivered or otherwise conveyed only to the Participant or his Beneficiary, subject to the limitations of Section 4.1.

         Notwithstanding the foregoing, a Deferral Form election may be cancelled, or amended not more than once annually to reduce the percentage or dollar amount of the deferral for amounts not yet earned, provided that once the Deferral Form election is cancelled no further amounts may be deferred under this Plan for such year.

         Section 2.5 Accounting Procedure - Subject to the provisions hereof relative to separate accounts, the respective Deferral Accounts of Participants shall be adjusted as soon as is practicable after, but as of, the close of each quarter of a Plan Year (and as of any other date if the Committee determines it advisable for any reason) to reflect the deferrals to, distributions and withdrawals from, and net income or loss of the Trust for the period then completed as deemed reasonable by the Trustee, subject to the approval of the Committee.

         In the administration of the accounts of Participants and the allocation of Trust income or loss, appropriate adjustment shall be made in the case of any Participant whose account, or any portion thereof, is invested in investments held for his separate benefit.

         Section 2.6 Assumption of Prior Plan Liabilities - The Company assumes, as of the Distribution Date, the liability to pay deferred compensation to all Prior Plan participants. The Deferral Account balance of each such Prior Plan participant under this Plan as of the Distribution Date shall be equal to the balance in his Deferral Account under the Prior Plan immediately prior to the Distribution Date.

                   Article III. Deferred Compensation Payments

         Section 3.1 Eligibility for Deferred Compensation - Subject to any limiting conditions set forth in this Plan, the Participant, or in the event of Participant's death his Beneficiary, will become eligible for receipt of deferred compensation under this Plan as follows:

                  (a) Retirement or Termination - Upon retirement or other termination of service as a Director with the Company, the Participant shall become eligible for deferred compensation payments under this Plan.

                  (b) Disability - Upon cessation of active service as a Director with the Company as a result of Disability, Participant shall become eligible for deferred compensation payments under this Plan.

                  (c) Death - In the event of Participant's death prior to the Participant's receipt of deferred compensation payments under the Plan reducing Participant's Deferral Account balance to zero ($0), the Participant's Beneficiary shall be eligible for deferred compensation payments under the Plan.

         Section 3.2 Amount and Method of Payment of Deferred Compensation - The total deferred compensation to be paid to a Participant shall be distributed to the Participant and, upon the Participant's death, to his Beneficiary, in one of the following modes of distribution selected by the Participant: (i) lump sum payment; or (ii) in annual installments over 10 years beginning in the year following the year in which the Director terminates his relationship with the Company, or reaches age 65, whichever comes first. When a Director is to receive the balance of his Deferral Account in annual installments, each such annual installment shall be a fraction of the balance in such Deferral Account on the date such annual installment is to be paid, the numerator of which is one and the denominator of which is the total number of installments then remaining to be paid.

         Each Participant shall notify the Company in writing of the mode of distribution he has selected prior to the commencement of deferrals under the Plan; provided, however, that if a Participant fails to notify the Company of a mode of distribution before the deadline prescribed by this section, he shall be deemed to have selected the installment mode of distribution described in (ii) above. Once the mode of distribution is determined, it shall remain in force until the Participant's account balance is reduced to zero, except that if the Participant has an unforeseeable emergency, as hereunder defined, or if the Participant has died and his Beneficiary has an unforeseeable emergency, the Committee may direct that any or all of the remaining account balance be distributed at any time as the Committee may deem advisable and proper, but only to the extent reasonably needed to satisfy the emergency need. "Unforeseeable emergency" means a severe financial hardship resulting from a sudden and unexpected illness or accident to the Participant, the Beneficiary or a dependent (as defined in Section 152(a) of the Code), loss of the Participant's or Beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or the Beneficiary.

         If a lump sum mode of distribution is used, the total deferred compensation to be paid to a Participant or Beneficiary shall be an amount equal to the Participant's Deferral Account balance as of the close of the Plan Year which coincides with or follows his retirement, termination, disability or death. A lump sum payment of deferred compensation under this Plan shall be made within sixty (60) days following the close of the Plan Year during which the Participant retired, died, terminated or became disabled, or, if later, within a reasonable time after the Participant's interest is determined pursuant to the preceding sentence.

         If an installment mode of distribution is used, the first installment payment of deferred compensation under the Plan shall be made within sixty (60) days following the close of the Plan Year during which the Participant retired, died, terminated or became disabled, and each annual installment payable thereafter shall be distributed within sixty (60) days after the close of subsequent Plan Years. The installment amount to be distributed within sixty
(60) days after the close of any Plan Year shall equal the balance of the Participant's Deferral Account determined at the beginning of such Plan Year, divided by the number of years remaining in the payment period over which payment of benefits is being made.

                             Article IV. Trust Fund

         Section 4.1 Establishment of Trust - All Deferral Contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund, and shall be subject to the provisions of the Trust Agreement. Participants and Beneficiaries have only an unsecured interest in the Trust assets in the event of the Company's Insolvency (as defined in Section 1.2). The Company makes only an unsecured promise to pay any deferred amounts plus income thereon in the event of the Company's Insolvency. Subject to the foregoing limitations, all assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries (but the Company's general creditors shall have access to Trust assets in the event of the Company's Insolvency and shall be used to pay benefits to such persons and to pay administrative expenses and taxes of the Trust Fund as provided in Section 8 of the Trust Agreement to the extent not paid by the Company and shall not revert to or accrue to the benefit of the Company, except to the extent that contributions made by the Company by a mistake of fact shall revert and be paid back to the Company provided the Company has made a timely demand therefor).

         The Trustee shall be required to hold the Trust assets and income for the benefit of the Company's general creditors in the event of the Company's Insolvency and in such case no Participant or Beneficiary shall have a preferred claim on the Trust assets. The Committee and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing of the Company's Insolvency within three (3) days of such event. When so informed, the Trustee shall suspend payments to all Participants and Beneficiaries, and shall hold Trust assets for the benefit of the Company's general creditors. In the case of the Trustee's actual knowledge of the Company's Insolvency, the Trustee will deliver Trust assets to satisfy claims of the Company's general creditors as directed by a court of competent jurisdiction.

                            Article V. Administration

         Section 5.1 Committee to Administer Plan - The Committee, except as otherwise provided in the Plan, shall administer the Plan. The Committee shall also have the authority and discretion to engage an Administrative Delegate who shall perform, without discretionary authority or control, day-to-day administrative functions within the framework of policies, interpretations, rules, practices, and procedures made by the Committee. Any action made or taken by the Administrative Delegate may be appealed by an affected Participant to the Committee in accordance with the claims review procedures provided in Section
5.2. Any decisions which call for interpretations of Plan provisions not previously made by the Committee shall be made only by the Committee.

         The Committee shall have the authority to direct the Trustee to invest all or a portion of the Trust Fund through any common or collective trust fund or pooled investment fund, including collective investment funds maintained by Marshall & Ilsley Trust Company or its successor, for the collective investment of funds held by it in a fiduciary capacity.

         Section 5.2 Claims Procedure - The Committee shall consider all claims by the Participant or any Beneficiary for payments under this Plan and shall promptly notify the claimant of its action on any such claim. In the event of any question regarding handling of the claim, the Committee shall meet with the claimant at the Company's offices to discuss such question and to attempt to resolve any areas of possible disagreement. If the claimant's concerns remain unresolved after such meeting with the Committee, the claimant may request the Company's Board of Directors to review the matter in dispute.

                            Article VI. Miscellaneous

         Section 6.1 Employment Rights - Any payment under this Plan shall be independent of, and in addition to, payments made under any other agreement or under any qualified retirement plan which may be in force between the Company and any Participant or Beneficiary, or any other compensation payable to Participant or his Beneficiary by the Company. Neither this Plan nor any Deferral Form executed in connection herewith shall be construed as (i) constituting or creating a contract of employment, (ii) restricting either the Company's right to discharge Participant with or without cause or Participant's right to terminate his membership on the Board, or (iii) creating any guarantee or representation as to the amount of compensation to be paid to Participant by the Company during any period of service as a Director.

         Section 6.2 Absence of Liability - Any and all liability created to administer this Plan and the Trust or to provide any Participant or Beneficiary with benefits under this Plan shall be exclusively and solely that of the Company. No member of the Committee, officer, director or employee, past, present or future, of the Company shall have any liability to any Participant or Beneficiary, or to any other person or entity, to provide or pay such benefits, such liability hereby being expressly and unconditionally denied.

         Section 6.3 Amendment and Termination - This Plan may be altered, amended, or revoked by the Company, provided that no such action shall be taken that is not allowed by Section 12 of the Trust Agreement, and provided further that if any amendment to the

Plan or the adoption of the Plan by the Participant would constitute a subsequent Participant deferral election that would cause a Participant or Beneficiary to be in constructive receipt of past deferred amounts, then such amendment or adoption will only be applicable with respect to future deferrals. No amendment to, or termination of, the Plan shall reduce a Participant's Deferral Account balance. Notwithstanding the foregoing, the Company may unilaterally amend the Plan to provide that no future deferrals may be made by Participants and to conform the Plan to ERISA and Code requirements with respect to unfunded plans of deferred compensation.

         The Plan may not be amended or terminated during the period immediately preceding the Company's Insolvency if the intended result would be to accelerate the payment of benefits to Participants or Beneficiaries so that the Trust assets would be unavailable to the Company's general creditors.

         Section 6.4 Company Not An Advisor - The Company offers this Plan to Participants without assuming any responsibility or liability as an advisor or consultant relative to tax or other aspects of this Plan and the Trust or the payment of benefits hereunder.